Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form F-3 (File No. 333-285785) of ARB IOT Group Limited our report dated October 30, 2026, with respect to the consolidated statements of financial position of ARB IOT Group Limited as of June 30, 2026 and 2025 and the related consolidated statements of operations and other comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended June 30, 2026, and the related notes.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
October 30, 2026

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com